DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement’) is made as of this 27th day of September 2018 between TIGERSHARES TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC (the “Distributor”), a Delaware limited liability company. WEALTHN LLC, a Pennsylvania limited liability company, and the investment advisor to the Trust (the “Adviser”), is a party hereto with respect to Articles 5 and 6 only.

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WHEREAS, the Trust is registered as an open-end investment management company organized as a statutory trust and comprised of a number of series, each series representing a portfolio of securities (each a “Fund” and collectively the “Funds”), having filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (such registration statement as amended or supplemented at the time in effect, the “Registration Statement”);

WHEREAS, the Trust intends to create and redeem shares (the “Shares”) of each Fund on a continuous basis only in aggregations of Shares constituting a Creation Unit as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Registration Statement, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust and Distributor hereby agree as follows:

article 1. Sale of Creation Units; Services. The Trust grants to the Distributor the right to sell Creation Units of each Fund listed in Schedule A hereto as the same may be amended from time to time upon mutual agreement of the parties, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

The Distributor shall at all times act in good faith and exercise reasonable care and due diligence in the performance of its duties under this Agreement. The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond the Distributor’s reasonable control, except a loss arising out of or relating to the Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. The Distributor shall provide the following services to each Fund:

a.	Distribution:

i.	Enter into Participant Agreements among Authorized Participants, the Distributor, and the Transfer Agent (as used throughout this Agreement, “Transfer Agent” shall be read to mean also the “Index Receipt Agent,” as such term is defined by the National Securities Clearing Corporation (“NSCC”)) for the purchase of Creation Units of each Fund in accordance with the Registration Statement; (b) provide acknowledgements or confirmations to Authorized Participants that orders have been accepted; (c) reject any orders not submitted in proper form or in a timely manner; (d) deliver, or cause to be delivered, copies of the Prospectus, included in the Registration Statement, to purchasers of such Creation Units and upon request the Statement of Additional Information; and (e) maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent;

ii.	Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.); and

iii.	Coordinate and execute on behalf of the Trust, shareholder services and similar agreements to the extent permitted by applicable law, and as contemplated by the Trust’s Rule 12b-1 plan, if any, and monitor amounts paid under any Rule 12b-1 plan (a/k/a “Distribution and Service Plan”, if any, to ensure compliance with applicable FINRA rules).

b.	Review of Sales and Marketing Materials:

i.	Review all proposed sales and marketing materials relating to a Fund (“Communications with the Public”) for compliance with applicable laws and regulations, and conditions of any applicable exemptive order; and

ii.	File, as necessary, with FINRA and other appropriate regulators those Communications with the Public it believes are in compliance with such laws and regulations. Furnish to the Trust any comments provided by regulators with respect to such materials and use its best efforts to obtain the approval of the regulators for such materials.

c.	Other Services:

i.	Forward any complaints concerning the Trust received by the Distributor to the Trust, assist in resolving such complaints, and maintain a log of such complaints, including as required by applicable law;

ii.	Provide FINRA licensed registered representatives and the appropriate supervisory support to provide inbound telephone call servicing and e-mail response services, and documentation request administrative services for financial intermediaries promoting each Fund; and

iii.	Prepare reports for the Board of Trustees of the Trust regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any Rule 12b-1 plan payments received by the Distributor.

article 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Creation Units of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers.

article 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the then currently effective Registration Statement (including the Prospectus and Statement of Additional Information) or contained in shareholder reports or Communications with the Public specifically prepared by the Trust or approved by the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with all applicable rules and regulations.

article 4. Registration of Shares. The Trust agrees that it will take all action necessary to register an unlimited number of Shares on Form N-1A. The Trust shall make available to the Distributor such number of copies of its then currently effective Prospectus and Statement of Additional Information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all shareholder reports and other publicly available information which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Trust. The Trust represents and warrants that it has or will have made as of the date on which Distributor begins distributing Creation Units, all applicable filings to exempt the Creation Units from registration under applicable rules and regulations.

article 5. Communications with the Public. The Distributor shall cooperate with the Trust or its agent in the development of all Communications with the Public. The Trust and the Adviser represent that they will not use or authorize the use of any Communications with the Public unless and until such materials have been approved and authorized for use by the Distributor. The Distributor shall review all proposed Communications with the Public for compliance with applicable laws and regulations, and shall file with appropriate regulators those Communications with the Public it believes are in compliance with such laws and regulations. The Distributor shall furnish to the Trust any comments provided by regulators with respect to such materials.

article 6. Compensation. As compensation for providing the services under this Agreement:

(a)	The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement. However, the Trust may, with respect to any Fund, pay to the Distributor compensation pursuant to the terms of any Distribution and Service Plan in effect at the time in respect to that Fund. The Distributor may receive compensation from the Adviser related to its services hereunder or for additional services as may be agreed to between the Adviser and Distributor in writing. The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule B hereto (as amended from time to time).

(b)	The Adviser shall bear the cost and expenses of: (i) the registration of the Creation Units for sale under the 1933 Act.

(c)	The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees (other than those filing fees for which the Adviser reimburses the Distributor); and (iii) all other expenses incurred in connection with the distribution services provided under this Agreement that are not reimbursed by the Adviser, including office space, equipment, and personnel as may be necessary or convenient to provide the services.

(d)	Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

article 7. Indemnification of Distributor. The Trust agrees to indemnify, defend and hold harmless the Distributor and each of its directors, officers and employees (each, an “Indemnified Party” and together, the “Indemnified Parties”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), (i) arising out of or based upon any allegation that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports, Communications with the Public or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of the Prospectus and Statement of Additional Information, in light of the circumstances under which they were made) not misleading or (ii) any breach of any representation, warranty or covenant made by the Trust in this Agreement. However, the Trust does not agree to indemnify or hold harmless the Indemnified Parties to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust in favor of the Indemnified Parties to be deemed to protect the Distributor or any other Indemnified Party against any liability to the Trust or its Shareholders to which the Distributor or any other Indemnified Party otherwise would be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this Article 7 with respect to any claim made against the Indemnified Parties unless the Distributor or other Indemnified Party shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or other Indemnified Party (or after the Distributor or other Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or other Indemnified Party against whom the action is brought on account of its indemnity agreement contained in this Article 7 unless failure or delay to so notify the Trust prejudices the Trust’s ability to defend against such claim.

The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claim subject to this indemnity provision, but, if the Trust elects to assume the defense of any such claim, the defense shall be conducted by legal counsel chosen by the Trust and satisfactory to the indemnified defendant(s) whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain legal counsel, the Indemnified Party defendant(s) shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the Indemnified Party defendant(s) for the reasonable fees and expenses of any legal counsel chosen by the Indemnified Party defendant(s) and satisfactory to the Trust, whose approval shall not be unreasonably withheld.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its trustees, officers, and employees in connection with the issue and sale of any of its Shares or Creation Units.

article 8. Indemnification of Trust. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees, officers, and employees (each, a “Distributor Indemnified Party” and together, the “Distributor Indemnified Parties”) against any loss, liability, claim, damages, or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith) arising out of or based upon (i) the allegation of any wrongful act of the Distributor, or any of its directors, officers, employees, or affiliates, in connection with its activities as Distributor pursuant to this Agreement; (ii) the breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; (iv) any material non-compliance by the Distributor with any and all exemptive orders issued to the Trust in connection with the offering of Shares and Creation Units under this Agreement, the 1940 Act, or the 1934 Act with respect to which the Distributor receives notice; or (v) any allegation that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports, Communications with the Public, or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of the Prospectus and Statement of Additional Information, in light of the circumstances under which they were made) not misleading, insofar as such statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of the Distributor Indemnified Parties to be deemed to protect the Trust or any other Distributor Indemnified Party against any liability to which the Trust or such other Distributor Indemnified Party otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Article 8 with respect to any claim made against the Distributor Indemnified Parties unless the Trust or other Distributor Indemnified Party shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or other Distributor Indemnified Party (or after the Trust or other Distributor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or other Distributor Indemnified Party against whom the action is brought on account of its indemnity agreement contained in this Article 8 unless failure or delay to so notify the Distributor prejudices the Distributor’s ability to defend against such claim.

The Distributor shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claim subject to this indemnity provision, but, if the Distributor elects to assume the defense of any such claim, the defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the Distributor Indemnified Party defendant(s) whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain legal counsel, the Distributor Indemnified Party defendant(s) shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of a suit, it will reimburse the Distributor Indemnified Party defendant(s) for the reasonable fees and expenses of any legal counsel chosen by the Distributor Indemnified Party defendant(s) and satisfactory to the Distributor, whose approval shall not be unreasonably withheld.

The Distributor agrees to notify the Trust promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its directors, officers, and employees in connection with the issue and sale of any of the Trust’s Shares or Creation Units.

article 9. Contribution; Consequential Damages.

(a)	If the indemnification provided for in Articles 7 and 8 is insufficient or unavailable to any indemnified party under such Articles in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a court of competent jurisdiction’s decision not to enforce such agreement of the parties, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Trust on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation based upon relative benefit to each party provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the Trust on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. Further, if the indemnified party failed to give the indemnifying party notice of the claim and the indemnifying party was prejudiced by such failure, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Trust on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Trust on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Trust from the offering of the Shares under this Agreement (expressed in dollars) bears to the gross proceeds received by the Distributor under this Agreement from the Trust or the Adviser or otherwise from the Adviser in connection with the sale of the Shares or Creation Units. The relative fault shall be determined by reference to, among other things, whether, if applicable, any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Trust on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Trust and the Distributor agree that it would not be just and equitable if contributions pursuant to this Article were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(b)

In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Article 7 or 8 above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

article 10. Effective Date. This Agreement shall be effective upon the date first written above, and, unless terminated as provided, shall continue in force for two years from the date hereof, and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s Rule 12b-1 Plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without penalty by a vote of the Qualified Trustees; by vote of a majority of the outstanding voting securities of the Company; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

article 11. Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below.

Notices to the Distributor shall be sent to the attention of:

Quasar Distributors, LLC
Attn: President
615 East Michigan Street
Milwaukee, Wisconsin 53202

Notice to the Trust shall be sent to:

TigerShares Trust
3532 Muirwood Drive
Newtown Square, PA 19073
Attn: David Foulke

Notices to the Adviser shall be sent to:

Wealthn LLC
3532 Muirwood Drive
Newtown Square, PA 19073
Attn: David Foulke

article 12. Limitation of Liability. This Agreement is executed by the Trust with respect to each Fund and the obligations hereunder are not binding on any of the trustees, officers, or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. Accordingly, notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

article 13. Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

article 14. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought, and authorized or approved by the Trust’s Board of Trustees, as necessary.

article 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1933 Act or the 1940 Act, these acts shall control.

article 16. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

article 17. Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the reasonable control and without negligence of the party otherwise chargeable with breach or default, including without limitation: strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach of its obligations under this Agreement will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. Nothing in this Article will affect the Distributor’s obligations under Article 23(b)(iii) of this Agreement.

article 18. Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

article 19. Confidential Information.

(a)	The Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Proprietary and Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any person other than those employees, agents, or contractors who have a need to know t Confidential Information in order to assist the Receiving Party in performing its obligations under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

(b)	The term “Confidential Information,” as used herein, shall mean all index licenses, business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c)	The provisions of this Article 19 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any Listing Exchange (provided, however, that the Receiving Party shall, to the extent permitted by law, advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in responding to such request).

(d)	The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Article 19, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, consultants, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Article 19. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e)	Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 19 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

article 20. Reserved.

article 21. Use of Name.

(a)	The Trust shall not use the name of the Distributor, or any of its affiliates, in any Prospectus or Statement of Additional Information, Communications with the Public, and other publicly disseminated materials relating to the Trust in any manner without the prior written consent of the Distributor (which consent shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectus and Statement of Additional Information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b)	Neither the Distributor nor any of its affiliates shall use the name of the Trust or any Fund in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which consent shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

article 22. Insurance.

(a)	The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Trust hereunder. Upon the Trust’s reasonable request, the Distributor shall furnish to the Trust a summary of the applicable insurance coverage, including with respect to cybersecurity breaches. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Trust’s rights hereunder. Such notification shall include the date of change and the reason or reasons therefore. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance.

(b)	The Trust hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s), errors and omissions, and trustees and officers professional liability insurance. The Trust shall promptly inform the Distributor of any material adverse changes to its policies, endorsements or coverages.

article 23. Representations, Warranties and Covenants.

(a)	The Trust represents, warrants and covenants that:

i.	it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

ii.	this Agreement has been duly authorized by the Board of Trustees of the Trust, including by unanimous affirmative vote of all of the Qualified Trustees and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms;

iii.	it shall, in good faith, timely perform all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Distributor with all marketing materials reasonably requested by the Distributor;

iv.	it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets;

v.	it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation the 1940 Act, and each Fund is a separate series of the Trust;

vi.	it has policies and procedures in place that are reasonably designed to comply with applicable anti-money laundering laws and regulations, including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the rules promulgated by the SEC;

vii.	each Prospectus has been prepared in accordance with all applicable laws and regulations and, at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein or necessary in order to make the statements contained in such Prospectus (in light of the circumstances under which they were made) not misleading. As used in this Article, the term, “Prospectus” means any prospectus, statement of additional information, proxy solicitation and tender offer materials, or shareholder reports generated by the Trust from time to time, as appropriate, including all amendments or supplements thereto;

viii.	it will notify the Distributor as soon as reasonably practicable in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

ix.	it will provide Distributor with a copy of each Prospectus prior to or contemporaneously with filing the same with an applicable regulatory body;

x.	it shall cooperate in good faith with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

xi.	in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of any Creation Units, the Trust shall promptly notify the Distributor of such fact in advance and in writing.

(b)	Distributor hereby represents, warrants and covenants as follows:

i.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

ii.	it has (a) conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto and (b) will make available to the Trust for inspection a report of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to its business that would affect its obligations under this Agreement. In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), the Distributor will provide the Trust’s Chief Compliance Officer with reasonable access to the Distributor’s records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving the Distributor that affect or could affect the Trust.

iii.	it (a) shall maintain in effect a business interruption plan, and (b) take commercially reasonable steps to minimize service interruptions in the event of equipment failures at no additional expense to the Trust; and in the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, it shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. It shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts its services under this Agreement. It will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at its expense as soon as practicable.

iv.	it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets;

v.	it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA in good standing;

vi.	It: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will confirm, prior to entering into any Participant Agreement related to the Trust, that each Authorized Participant is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA in good standing; (iv) to the extent permitted by applicable law, will notify the Trust of any suspicious activity of which it becomes aware under its AML Program relating to transactions involving Shares; (v) will promptly notify the Trust and the Advisor if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns;

vii.	it is conducting its business in compliance in all material respect with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws, or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

viii.	all Communications with the Public reviewed and approved for use by it will comply in all material respects with the applicable rules and regulations of the SEC and FINRA, and will be filed by it with FINRA or other appropriate regulators as required;

ix.	it shall not give any information or to make any representations other than those contained in the Prospectus, Communications with the Public, or other material specifically approved by the Trust for the Distributor’s use;

x.	it may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations;

xi.	it (a) shall maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) with respect to its obligations under this Agreement and (a) provide any and all information with respect to the Compliance Program (including, without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein) as may be reasonably requested by the Trust’s Chief Compliance Officer or the Board of Trustees of the Trust; and

xii.	in connection with all matters relating to this Agreement, it will comply with the Registration Statement, the instructions of the Adviser and the Board of Trustees of the Trust, the Agreement and Declaration of Trust, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

TIGERSHARES TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Yang Xu	By:	/s/ James R. Schoenike
Name:	Yang Xu	Name:	James R. Schoenike
Title:	President	Title:	President

WEALTHN LLC

(with respect to Articles 5 and 6 only)

By:	/s/ Yang Xu

Name:	Yang Xu

Title:	CEO

Schedule A

Separate Series of TigerShares Trust

Name of Series
TigerShares China-U.S. Internet Titans ETF